UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 10
(Amendment No. 3 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

THERMAL TENNIS INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0367706
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

4950 Golden Springs Drive Reno, Nevada                       89509
(Address of Principal Executive Offices)                         (Zip Code)

Registrant’s telephone number, including area code: (775) 560-6659

Securities to be registered pursuant to Section 12(b) of the Exchange Act:  None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:  Common Stock

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of accelerated filer”, “large accelerated filer”, “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]      Accelerated Filer [  ]       Non-accelerated filer  [  ]      Smaller reporting company[X]

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business

Introduction

Thermal Tennis Inc. (sometimes referred to hereinafter as “Thermal” and/or “Thermal Tennis”), is a corporation formed in the state of Nevada on August 25, 1999, and is committed to the growth of tennis. Thermal believes that tennis is a lifetime sport and that one's life is enhanced by participation in the game.  We believe many facilities, both public and private are underutilized, poorly managed, and not marketed to the tennis community.  Thermal believes there is a very good opportunity to generate and greatly improve revenues, and create hassle free tennis management for property owners at their existing facility.  The Physical Activity Council reported, "tennis is the fastest growing traditional sport in the U.S., up 46% from 2000 to 2010."  The Tennis Industry Association President, Jon Muir stated in September, 2010, in a Forbes interview, "participation over the last six years [in tennis] is up 43%". . . "yes, tennis has been affected the past three years but is still in a growth mode."  This is the most recent statistical information we have with respect to the growth of tennis.  Accordingly, these trends may not have continued and tennis participation in the United Sates may have in fact declined and may decline in the future.

At May 17, 2012 we had cash on hand of approximately $4,500.  We have a monthly burn rate of approximately $3,000 which principally consists of accounting and professional fees to meet our public company reporting obligations.  Accordingly, we have cash reserves sufficient to support our business operations through approximately July 1, 2012.  We do not generate sufficient revenue from our business operations to meet our expenses.  Since March 31, 2010, we have met our financial obligations by borrowing from our President, Robert R. Deller and Mr. Jeff W. Holmes who is one of our major shareholders.  Our plan is to continue to borrow money from these two sources as necessary to meet our obligations.  It should be noted, however, that Mr. Deller and Mr. Holmes have no obligation to continue to loan money to the Company and there is no guarantee they will continue to do so.  If business revenue cannot sustain our operations by July 1, 2012 , and if Mr. Deller and/or Mr. Holmes are either unwilling or unable to loan the Company additional funds,  it may become necessary to raise additional funds through offerings of our common stock though we do not have any plans as of June , 2012, to do so.  As of April 30, 2012, the principal balance of our loans total $84,000 with accrued interest of $22,695.94 for a balance owing of $106,695.94.  Of this amount, $94,298.13 came due on June 1, 2012 and the remainder of $12,397.81 comes due on January 1, 2013.  The Company has obtained verbal commitments to extend the amounts due on June 1, 2012 to June 1, 2013.

Summary Financial  Information

The table and information below is derived from Thermal Tennis’ audited financial statements for the year ended December 31, 2011 and from its unaudited financial statements for the quarter ended March 31, 2012.

Financial Information
Assets as of December 31, 2011	$7,429
Revenues for the year ended December 31, 2011	106,396
Net loss for the year ended December 31, 2011	(36,440)

Assets as of March 31, 2012	6,654
Revenues for the quarter ended March 31, 2012	14,411
Net loss for the quarter ended March 31, 2012	(13,312)

We expect to continue our losses in the future while we attempt to increase our revenues by developing and implementing new marketing concepts designed to generate sales for our tennis clients.  The value we can bring to a tennis venue through management of that venue is the ability to market the tennis industry and bring new players, young and old, into the sport.  This is more challenging in an economy where the households have fewer discretionary dollars.  New marketing concepts that we are seeking to develop target the potential tennis player and bring her and him into the tennis venues that we manage.  If we can succeed in becoming more proficient in bringing more people into the sport of tennis at the venues we manage, we will generate more revenue from existing clients and we believe we will be successful in acquiring more clients.  In the past we have relied on the marketing efforts of the Caughlin Athletic Club, whose tennis operations we manage, to bring more members into the Club thereby increasing the number of patrons that would use our services.  We would also incourage our tennis instructors and tennis students to promote our tennis activities by word of mouth.  All of these promotional activities did not generate any cost to the Company.  Depending on what new marketing concepts the Company develops and decides to implement, it is possible costs for this marketing could be generated that would have to be paid by the Company such as advertising costs.

Our tennis management activities are cash flow positive to the Company.  Our loses come from expenses incurred to our accountants, auditors and legal professionals which average approximately $35,000 per year.Until we can increase net revenue from tennis operations sufficient to cover such expenses, we will continue to incure an annual loss.  Since Thermal Tennis has suffered recurring losses from operations, and since its total liabilities exceed its total assets, our independent auditor’s report expresses substantial doubt about our ability to continue as a going concern.

History

Our president, Mr. Deller, started playing tennis at age 13 and became a high school and collegiate champion. He then played professional tennis on various national and worldwide circuits from 1979 until 1984. Mr. Deller has remained involved in tennis on various levels including teaching, coaching, recruiting, playing, consulting, tennis court construction, corporate advisory staff, association startup and many others.  Mr. Deller is the sole officer of the Company.

Thermal Tennis has limited history due to a lapse in revenue from 2001 to 2003 and from 2006 to early 2009.  The Company obtained its first new contract since 2006 in 2009.  The contract is with a club that it has managed the tennis program for in the past.  The contract is on a month to month basis and may be cancelled by either party upon 30 days written notice to the other party.  During the first full year of the contract, it produced $92,526 in gross revenues for 2010 and $98,353 in 2009.  The gross profit from the contract was $6,214 in 2010 and $7,864 in 2011.  In 2011 we had gross revenue from the club of $95,279 and gross revenue of $11,117 from our summer program at Reno High School.  In the quater ended March 31, 2012, we had gross revenue from the Club of $14,411 with gross profit of $579 after subtracting our cost of sales of $13,832.  In the quarter ended March 31, 2012, we had no revenue from our Reno High School program since it is limited to a summer program that takes place during the second and third quarters.

Under its contract with the Caughlin Athletic Club (the "Club") , Thermal Tennis runs the tennis operation for the  Club and receives all revenue from those operations including revenue from lessons, trounaments, clinics and the like.  Costs that are allocated to Thermal Tennis under its contract with the Club include paying the tennis instructors, paying for liability insurance and workers compensation insurance which total $1,271 annually, paying for periodic cleaning of the tennis courts which totals approximately $300 annually.   The Club is benefited when more persons join the Club to take advantage of its tennis opportunities because monthly Club dues are retained by the Club.  Thermal believes it can improve the gross profit as it refines the programs offered and increases memberships, lessons, clinics and tournaments.  However, there is no guarantee that the Company will be able to increase the gross profits.  Neither is there any guarantee that the contract will not be cancelled by the tennis facility.

Thermal intends to bid on seasonal facilities beginning each summer hoping to produce $45,000 of gross revenues on each contract with gross profit on each contract to be between $5,000 and $10,000.  There is no guarantee, however, that we will be selected to run any seasonal facilities or that our gross revenue or gross profit projections will be realized.

Mr. Deller is still developing his tennis management system which includes coming up with more effective ways to recruit new members to tennis clubs, recruiting more people into tennis lessons, the implementation of more effective tennis teaching methods, better and more effective use of tournaments to create public participation and involvement and developing additional ways to create revenue for the Company and the tennis facility being managed.  The tennis management system would then be used by the Company to manage tennis venues.  Though the Company may try to expand its business area in the future, at the present time it is limiting the area in which it is recruiting new clients to Northern Nevada and Lake Tahoe.

Principal Products or Services and their Markets

Thermal is in negotiations to run two additional tennis facilities at sites in Northern Nevada and Lake Tahoe. There is no guarantee that we will be successful in these negotiations.  Mr. Deller knows the coaching staff of the University of Nevada's tennis program.  Tennis players at the University have in the past been a resource as part time tennis instructors for the Company and may be available as needed in the future.   Instructors are trained by Thermal president, Bob Deller, in his teaching methods.  Mr. Deller is the Company's only employee and works on a part-time basis.  As of May, 2012, the Company also has a verbal arrangement with an independant contractor that adminsiters our operations at the Caughlin Club.  We also retain on a verbal, independent contractor basis tennis instructors as needed to teach lessons at the Caughlin Club and at the tennis camp at Reno High School.  At the present time we have five such instructors and will have approximately 12 at the peak of our summer tennis season.  The peak of our summer tennis season extends for approximately nine weeks beginning the third week of June and ending after the second week of August.

Thermal has had discussions with private facilities, city, parks and recreation officials and high schools to manage tennis complexes both seasonally and year round.  However, there is no guarantee we will succeed in obtaining management contracts from these sources.

Strategy

Our strategy for growth is an on-going process of negotiating contracts with tennis facilities and other athletic complexes.  Despite our efforts, our current clientele consists of managing the tennis operations at one club.  In addition, in 2011 we operated a summer program on the tennis courts of Reno High School and have been invited back to run a similar program during the summer of 2012.  The summer program at Reno High School for 2012 consists of operating a tennis camp for kids, or basically teaching tennis lessons to children, on the tennis courts of Reno High School beginning June 11, 2012 and concluding July 30, 2012.  The Company will charge the participants for the tennis lessons.  At the conclusion of the summer program the Company will make a donation to the Reno High School Girls' Tennis Team and/or the tennis court repair account.   In 2011, we paid Reno High School $1,080 for the use of its tennis courts for our summer program.  This was a set fee negotiated prior to beginning of the 2011 summer program which turned out to be approximately 10% of the gross revenue we received.  For 2012, Reno High School is not requiring a set fee but will accept any donation we choose to make.  At the present time we plan on making a donation for 2012 of $500 to the Reno High School Girls' Tennis Team.

Liquidity and Business Development

Our development plans are to grow our business by obtaining more tennis management contracts with resorts, tennis clubs and other like facilities having tennis venues.  We pursue this plan by having our President contact the management of these facilities and discuss the benefits of having Thermal Tennis manage their tennis operations.  We have recently been having discussions with two such facilities.  We intend to continue our discussions with these two facilities until such time as we can arrange management contracts or until talks conclude with them because they have no interest in our management services.  We will not be discussing our services with any more than two potential resorts or tennis clubs at any one time for the reason that if we are successful in obtaining their business, it would be impossible for us to bring any more than two such clients up and into operation at any one time.  We have no set timetable to our business development other than to continually be talking to two potential clients who have the potential to be profitable clients for the Company.

There is no cost generated by our business development activities as it is performed by our President, Mr. Deller, whose only compensation is from teaching tennis lessons to the members of our clients.  Since we will never accept a management contract that is not cash flow positive to the Company, any compensation to Mr. Deller for teaching tennis lessons will be covered by revenues from the applicable tennis facility for teaching those lessons.

We are attempting to increase our revenues by developing new marketing concepts designed to generate sales for our tennis clients.  New marketing concepts that we are seeking to develop target the potential tennis player and bring her and him into the tennis venues that we manage.  If we can succeed in becoming more proficient in bringing more people into the sport of tennis at the venues we manage, we will generate more revenue from existing clients and we believe we will be successful in acquiring more clients.  In the past we have marketed our services by using the services of our President, Mr. Deller, and by word of mouth.  We would also encourage our tennis instructors and tennis students to promote our tennis activities by getting the word out about our tennis lessons, camps and tournaments to friends and family.  All of these promotional activities did not generate any cost to the Company.  Depending on what new marketing concepts the Company develops and decides to implement, it is possible costs for this marketing could be incurred that would have to be paid by the Company such as advertising costs.  We have not solidified any such plans at the present time and have no anticipated time frame for doing so.  If we do determine in the future to proceed with marketing efforts that will incur costs to the Company, we will have to make arrangements to cover the costs of those arrangements through either borrowing money or raising money through the sale of equity capital.

In addition to seeking management contracts with resort and tennis club facilities, during the summer of 2011 we ran a summer tennis program including the teaching of tennis lessons at the tennis courts of Reno High School.  This was a win win situation since it provided revenue to the school for the use of their courts which would otherwise have sat idle through the summer months and it provided revenue to the Company.  Reno High School has agreed to  us running the same program during the summer of 2012.   The program commenced on June 11, 2012.

New contracts and summer programs are not a cash drain on the company since the vast majority of our expenses are limited to paying instructors for the teaching of tennis lessons.  No lessons are taught unless fees are paid for those lessons thus covering our costs.

When we have the need for tennis instructors we hire them part time from two sources.  One is university students who play tennis for the university or are otherwise proficient in the sport.  The other source is house wives who desire part time employment and who have in the past played competitive tennis at the high school or college level.

As noted previously, despite our development efforts, as of May, 2012, we only have one ongoing club management contract and one confirmed high school summer program.  It is possible that we may not be successful in obtaining additional clients and the one club contract that we do have and the school summer program that is confirmed to operate this summer may come to an end.

Marketing

Demographic trends have helped drive the growth experienced by the fitness industry over the past decade. The fitness industry including sports, exercise, dieting, and all things related to health and wellness, has benefited from the aging of the “baby boomer” generation and the coming of age of their offspring, the “echo boomers” (ages nine to 27). Government-sponsored reports, such as the Surgeon General’s Report on Physical Activity & Health (1996) and the Call to Action to Prevent and Decrease Overweight and Obesity (2001), have helped to increase the general awareness of the benefits of physical exercise to these demographic segments over those of prior generations. Membership penetration (defined as persons who have met the requirements of membership in a fitness related club through the payment of dues and any other requirements of membership,  as a percentage of the total U.S. population over the age of six) has increased significantly from 11.0% in 1996 to 15.5% in 2005, according to the IHRSA/ American Sports Data Health Club Trend Report.  However, it is unclear whether these trends have affected the tennis industry in Northern Nevada.  In addition, club membership may have in fact declined since 2005 and may decline in the future.

Thermal Tennis is a registered provider of the United States Tennis Association’s 10 and Under Tennis program using the training methods for this beginning program.  We believe the local communities want to provide activities for its citizens. Thermal wants to bring these two (2) desires together and serve the tennis community in this way.

Competition

Our business is to manage tennis facilities located in resorts and other locations having tennis venues.  Most tennis venues employ a tennis professional to direct their tennis operations.  Our challenge is to demonstrate that a professional tennis management company such as Thermal Tennis can better and more economically administer a tennis facility than full time staff people.  At this time there is only one tennis facility that has chosen to use our services as opposed to directly employing a tennis professional.  Our CEO, Mr. Deller, has personally spoken with an administrator at every tennis facility in the Northern Nevada and Lake Tahoe areas and none have suggested that other tennis management companies are also seeking their business.  Accordingly, to our knowledge there are no other tennis management companies that complete for this business in the Northern Nevada and Lake Tahoe areas.

We also conduct summer tennis programs using high school tennis facilities.  Mr. Deller has spoken with the tennis coach at each high school in the Northern Nevada and Lake Tahoe areas.  None have suggested that there are others seeking to run summer programs on their facilities.  Therefore, we know of no other tennis management company seeking this business in Northern Nevada or Lake Tahoe.

Effect of Existing or Probable Governmental Regulations on the Business

We are subject to the Sarbanes-Oxley Act of 2002. This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; prohibits certain insider trading during pension bund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the Securities and Exchange Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of our Company at a special or annual meeting thereof or pursuant to a written consent will require our Company to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Securities and Exchange Commission at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders.

We are also required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities Exchange Commission, and are required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

We have not incurred any research or development costs during the past two fiscal years.

Thermal has had no full-time employees since its organization. Robert R. Deller, our executive officer and director has served as a part-time employee of Thermal for the past fiscal year. All other workers engaged to fulfill the Company’s current contract have been hired on an outside contractor basis.  We anticipate that, at such time, if ever, as our financial position permits, assuming that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations, Mr. Robert R. Deller and any other executive officers and/or directors of Thermal Tennis will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as our executive officers and may receive additional fees for their attendance at meetings of the Board of Directors. Further, we may pay consulting fees to persons who perform services for us, although as of May, 2012, we have no plans to do so.

Reports to Security Holders

You may read and copy any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also find all of the reports that we have filed electronically with the Securities and Exchange Commission at their Internet site www.sec.gov.

During the fiscal year ended December 31, 2011, we did not provide to our shareholders any annual report, proxy statement or information statement nor do we have any plans at the present time to provide any such report or reports to our shareholders.

Item 1A. Risk Factors

Thermal Tennis may cease as a going concern.

The report of our independent registered public accounting firm points out that the Company has suffered recurring losses from operations and its total liabilities exceed its total assets.  The auditors believe this raises substantial doubt about the Company’s ability to continue as a going concern.  In this event, it is possible that investors would lose their investments.

We have a history of operating losses and anticipate future operating losses until such time as we can generate additional sales.

Since beginning operations, we have sustained operating losses.  Even though we have generated revenues in the past, we have never been able to sustain business operations solely from business revenues.  In addition, we expect to accelerate our losses in the  future as we increase our expenses by developing and rolling out new management concepts to generate sales.

If we do not obtain additional funding as needed, we may be unable to fund our business operations and to adequately pursue our business plan.

Our business plan requires ongoing expenditures for the marketing of our products and services.  It is likely we will need additional outside funding sources in the future to continue the development and the promotion of our business.  If we are not successful in obtaining additional funding for operations if and when needed, we may have to discontinue some or all of our business activities and our stockholders might lose all of their investment.

If we raise money through the sale of equity capital, it will dilute the holdings of existing shareholders.

As of May, 2012, we need outside funding sources to meet our financial obligations. For the next 10 months beginning May, 2012, we intend to meet our financial obligations by borrowing money.  If by March, 2013, we are unable to sustain our operations with business revenue, we may decide to meet our obligations through the sale of equity capital, we will be issuing stock to new investors which will increase the total numbers of shares of stock that are issued and outstanding.  Accordingly, current shareholders will have their ownership of the Company diluted because following the offering they will own a smaller overall percentage of the Company.

The general economic downturn may have a significant impact on our financial condition and operating results.

In recent years, economic conditions have deteriorated in the United States and may remain depressed for the foreseeable future. These conditions make it difficult for us to accurately forecast and plan future business activities. Furthermore, during challenging economic times, we may face issues gaining access to financings or capital infusion, which could result in an impairment of our ability to continue our business activities. We cannot predict the duration of the current economic slowdown or any subsequent recovery in the United States or in our industry.  Playing tennis on a recreational basis is typically considered a luxury rather than a necessity.  In an economic downturn, many persons that would otherwise pursue the recreational playing of tennis may of necessity use their limited resources for other purposes making it difficult for us to grow tennis facility memberships for our clients.  The current downturn makes it more difficult for our clients to prosper and accordingly more difficult for us to achieve financial viability as a business.  Under this set of circumstances, it is less likely our stockholders will receive a return on their investments.

If we fail to convince the market place that we have superior products and services, we will not be commercially successful.

Even if we are successful in offering services superior to those of our competitors, it will be necessary for us to educate and convince the market place of that superiority.  If we are unable to do so, we will not be able to achieve the market penetration necessary to become commercially successful and our investors may lose their investments.

If we cannot retain or hire qualified personnel, our programs could be delayed.

We are dependent on our president and the loss of his services could disrupt our business activities.  We believe that our future success will depend in large part upon our ability to attract and retain highly skilled tennis professionals.  We face intense competition for these kinds of personnel from other companies and organizations.  We might not be successful in hiring or retaining the personnel needed for success.

Because our sole employee occupies all corporate positions, it may not be possible to have adequate internal controls.

Bookkeeping procedures in the business context normally require that cash expenditures by a company and other liquid assets be under dual control.  This provides that no expenditure is approved and made by the same person thereby preventing one person from taking wrongful advantage of the cash and/or other liquid resources of the Company.  In cases where accounting dual control does not exist, Generally Accepted Accounting Principles considers the internal controls of the company to have a material weakness.  Having only one employee also gives us the inability to provide effective oversight and review of financial transactions with regard to accumulating and compiling financial data in the preparation of financial statements.  Because we lack sufficient accounting personnel, we also lack the accounting technical expertise necessary for an effective system of internal control.

Because our sole employee can unilaterally set his salary and potentially pay bonuses, he is in a position to deflect net operating revenue to himself rather than have the revenue remain in the Company or pay dividends on our common stock.

A sole officer, director and employee is in a position to set his own salary and to pay himself bonuses without input from other interested parties.  If and when our revenues grow, the possibility exists for our sole employee to simultaneously increase his remuneration.  This would prevent the accumulation of funds that could be used to pay cash dividends to our common shareholders.  Accordingly, our shareholders may not receive the return, if any, on their investment in our Company that they had anticipated.

The expense of being a public company could prevent us from being competitive within our industry.

Thermal Tennis is public company having the burden of filing audited financial statements annually and reviewed financial statements quarterly with the Securities and Exchange Commission.  In addition there are also other reporting requirements.  Considerable legal and auditing expense is incurred in meeting these reporting requirements.  Our estimated costs resulting from being a public company total approximately $35,000 annually.  Because other tennis management companies may not be public companies and thereby not be under the financial burden that it brings, we may not be able to compete with these companies on a business basis within the tennis industry.

Investors will be unable to sell their securities if no market develops for those securities.

As of May, 2012, no market exists for our common shares.  Even though we intend to create a public market for our common shares, there can be no assurance when the market will develop or if the market will ever develop.  If we are not successful in developing a market for our common shares, investors in our company will not be able to sell their securities.

In the event our common stock has a market price below $5.00 per share, the stock will be subject to the “penny stock” rules of the SEC which could make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to Thermal Tennis, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•           that a broker or dealer approve a person’s account for transactions in penny stocks; and
•           the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•           obtain financial information and investment experience objectives of the person; and
•           make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

•           sets forth the basis on which the broker or dealer made the suitability determination; and
•           that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Thermal Tennis’ common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our business is seasonal which can make it difficult to sustain operating revenue throughout the year.

Tennis is played more in the summer months making our business a seasonal business.  Because of this it is likely that we may not have the business revenue during the winter months necessary to pay expenses that may occur in the winter months thereby increasing the likelihood that our business will fail.

Thermal Tennis has accumulated debts which it may not be able to repay.

To sustain its business operations, the Company has borrowed money that as of April 30, 2012, totals $84,000 and has accrued interest as of that date of $22,695.94.  In the event the Company is not able to repay this debt, it will become difficult if not impossible for the Company to continue its business operations and to continue to develope its business plan, in which event investors in the Company will likely lose their investments.

Item 2.  Financial Information.

Managements Analysis and Discussion of Financial Information

For the fiscal years ended December 31, 2011 and 2010

During the last two years, we have not generated significant revenues and we have realized a net loss from operations. We generated revenues in 2011 of $106,396 versus $92,526 for the year ended December 31, 2010.  The Company’s net loss during the years ended December 31, 2011 and 2010 were $36,440 and $31,571.  Until additional clients are obtained, the Company expects that it will continue to generate operating losses.

The cost of sales for 2011 was $98,007 versus $86,312 for 2010.  The gross profit was $8,389 for 2011 versus $6,214 for 2010.  The current operations provided minimal cash flows to cover its general and administrative expenses.  Therefore, even though gross revenues increased the gross profit is far below the levels to cover the general administration of the company.

General and administrative expenses for the years ended December 31, 2011 and 2010 were $38,110 and $33,406, respectively.  The major increase in the general and administrative expenses were due to additional costs related to the change in reporting requirements and professional fees incurred in the attempt to list the company’s securities onto the OTC Markets.

There can be no assurance that we will achieve commercial acceptance for any of our proposed tennis services in the future; that future service revenue will materialize or be significant; that any sales will be profitable; or that we will have sufficient funds available for further development of our proposed services. The likelihood of our success will also depend upon our ability to raise additional capital from equity and/or debt financing to overcome the problems and risks described herein and to absorb the expenses and delays frequently encountered in the operation of a new business. Although management intends to explore all available alternatives for equity and/or debt financing, there can be no assurance that we will be able to generate additional capital. Our continuation as a going concern is dependent on our ability to generate sufficient cash flow to meet our obligations on a timely basis and, ultimately, to achieve profitability.

For the fiscal quarters ended March 31, 2012 and 2011

We generated revenues in the first quarter of 2012 of $14,411 versus $10,143 for the quarter ended March 31, 2011.  The Company’s net loss during the quarters ended March 31, 2012 and 2011 were $13,312 and $13,258.

The cost of sales for the first quarter of 2012 was $13,832 versus $9,417 for 2011.  The cost of sales is payment to our tennis instructors.  The increase mirrors an increase in tennis lessons taught resulting in the increase in gross revenue set forth above.  The gross profit was $579 for the first quarter of 2012 versus $726 for 2011.

General and administrative expenses for the quarters ended March 31, 2012 and 2011 were fairly uniform at $11,797 and $12,570, respectively.

Financial Condition, Capital Resources and Liquidity

As of December 31, 2011, we had total cash assets of $5,850, which was derived from operations, the loans made to the company and proceeds from the offering. We had total current liabilities of $103,209 and working capital deficit of $95,780, and a stockholders' deficit of $107,780 as of December 31, 2011.  Deficits accumulated during the history of the company have totaled $146,784.

We filed an S-1 during 2008 and it became effective July 24, 2008.  Through the sale of stock in this registered offering we raised $44,000.  In addition, certain parties have loaned the Company $38,000 in 2011, $6,000 in 2010, $10,000 in 2008 and $30,000 in 2007.  All loans accrue interest at the rate of 10% per annum and come due on June 1, 2012, with the exeption of $12,000 in loan proceeds  incurred in 2011 that come due on January 1, 2013.  With regard the loans that come due on June 1, 2012, the Company has received verbal commitments that the due dates on these loan will be extended to June 1, 2013. Also, additional funds will be needed to continue our limited operations.  We do not anticipate the performance of any research and development during the next 12 months.

Our financial statements are presented on the basis that Thermal Tennis is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. However, our independent accountants have noted that the Company has accumulated losses from operations and has the need to raise additional financing in order to satisfy its vendors and other creditors and execute its business plan.  These factors raise substantial doubt about our ability to continue as a going concern. Our future success will be dependent upon our ability to provide effective and competitive tennis services that meet customers' changing requirements. Should Thermal Tennis' efforts to raise additional capital through equity and/or debt financing fail, Robert Deller, our President/Secretary/Treasurer, is expected to provide the necessary working capital so as to permit Thermal Tennis to continue as a going concern.   It should be noted, however, that Mr. Deller has no obligation to loan money to the Company and there is no guarantee he will do so.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be considered material to investors.

Item 3. Properties

Thermal Tennis maintains its offices pursuant to a verbal arrangement rent at $250 per month at the residence of Ms. Robert R. Deller, President/Secretary/Treasurer and a director of Thermal Tennis, located at 4950 Golden Springs Drive, Reno, Nevada, 89509. Thermal Tennis' present office arrangement, which is expected to be adequate to meet our needs for the foreseeable future, has been valued by management at a nominal value and, accordingly, does not impact the accompanying Financial Statements of Thermal Tennis.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following tables set forth the share holdings of those persons who own more than five percent of the Company’s common stock as of May 22, 2012.

Ownership of Principal Shareholders

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Robert R. Deller 4950 Golden Springs Drive Reno, Nevada 89509	500,000 Direct	29.83%
Common	Jeff W. Holmes 8555 E. Voltaire Ave Scottsdale, AZ 85260	500,000 Direct	29.83%
Common	Ascendiant Capital (1) 18881 Von Karman Avenue Suite 1600 Irvine, CA 92612	500,000 Direct	29.83%

(1)	Mr. Bradley J. Wilhite has the voting and investment power with respect to the shares held by Ascendiant Capital.

Security Ownership of Management

The following table sets forth the share holdings of the Company’s sole officer and director as of May 22, 2012.

Ownership of Sole Officer and Director

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Robert R. Deller	500,000 Direct	29.83%
Officers and Directors as a Group (1)		500,000 Direct	29.83%

Item 5.  Directors and Executive Officers.

Our sole officer is Robert R. Deller.   As such, Mr. Deller is our President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, and Treasurer.  Mr. Deller is also our sole director.  Mr. Deller is 55 years old.

Mr. Deller became an officer and a director of Thermal Tennis at its inception on August 25, 1999.  His primary occupation from January, 2001 through January, 2006, was Tennis Director, at the Caughlin Club in Reno, Nevada.  From January, 2006, through the present, Mr. Deller is a marketing representative for California Products Corp., a manufacturer of tennis surfacing materials.

Item 6.  Executive Compensation

The following table sets forth the compensation paid by the Company for services rendered during the periods indicated:

Summary Compensation Table

Name and principal position	Year	Salary ($)	Stock Awards ($)	Total ($)
Robert R. Deller	2009 2010 2011	2,804 6,293 5,578	0 0 0	2,804 6,293 5,578

Mr. Deller does not have a set salary.  Amounts received were for teaching certain tennis lessons on the one contract the Company currently fulfills.

Compensation Committee Interlocks and Insider Participation

Our board of directors consists of one person and therefore does not have a compensation committee or other committee performing similar functions.  In addition, the Company does not pay any compensation.  Our sole board member did receive $5,578, $6,293 and $2,804 in 2011, 2010 and 2009 respectively as noted above for teaching tennis lessons for the Company.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

The Company currently utilizes office space on a month to month basis at $250 per month from Mr. Deller, our sole officer and director, and shall do so until substantial revenue-producing operations commence.

The Company has borrowed a total of $20,000 from its President, Robert R. Deller, in a series of loans.  All loans accrue interest at the rate of 10% per annum and come due on June 1, 2012.  Mr. Deller has made a verbal commitment to extend the due date to June 1, 2013.

The Company has borrowed $20,000 from Ascendiant Capital, a 29.83% shareholder of the Company.  The loan accrues interest at the rate of 10% per annum and comes due on June 1, 2012.  Ascendiant Capital has made a verbal commitment to extend the due date to June 1, 2013.

The Company has borrowed a total of $32,000 from Jeff W. Holmes, a 29.83% shareholder of the Company in a series of loans.  All loans accrue interest at the rate of 10% per annum and come due on June 1, 2012.  Mr. Holmes has made a verbal commitment to extend the due date to June 1, 2013.

Director Independence

We have one director, Mr. Robert R. Deller.  Mr. Deller is not considered an independent director.  The definition the Company uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15).

Item 8.  Legal Proceedings.

The Company is not engaged in any legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and  Related Stockholder Matters.

Market Information

There is no “established trading market” for our shares of common stock. We are not listed on the OTC Bulletin Board nor the Pink Sheets of the Financial Industry Regulatory Authority (“FINRA”)” nor on any exchange.  The Company has no common equity that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity.  The Company has 1,676,000 common shares issued and outstanding, 1,500,000 of which could be sold pursuant to Rule 144 promulgated under the Securities Act.

Holders

The number of record holders of the Company’s common stock is 45.

Dividends

Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefore. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of Thermal Tennis.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

Item 10.  Recent Sales of Unregistered Securities.

The Company has not sold any unregistered securities within the past three years.

Item 11.  Description of Registrant’s Securities to be Registered.

The Company’s securities to be registered are the Company’s common stock.  Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value.   As of May 22, 2012, 1,676,000 shares of common stock were issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities.  Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our common stock issued and outstanding.

Item 12.  Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws.  Our bylaws provide:

Directors will be immune from monetary liabilities to the fullest extent not prohibited by Nevada law.  Excepted from that immunity are:

• a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
• a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
• a transaction from which the director derived an improper personal profit; and
• willful misconduct.

The corporation will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under Nevada law or (iv) such indemnification is required to be made pursuant to these Bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will seek to determine whether the applicable director, officer or controlling person should be indemnified in light of controlling precedent and then proceed accordingly.

Item 13.  Financial Statements and Supplementary Data.

TABLE OF CONTENTS

Page
Balance Sheets-March 31, 2012 and December 31, 2011	18

Statements of Operations for the quarters ended March 31, 2012 and 2011	19

Statements of Cash Flows for the quarters ended March 31, 2012 and 2011	20

Notes to Financial Statements	21 through 22

THERMAL TENNIS INC.

BALANCE SHEETS
MARCH 31, 2012 AND DECEMBER 31, 2011

ASSETS

	March 31,	December 31,
	2012	2011
	(Unaudited)
CURRENT ASSETS:
Cash	$3,620	$5,850
Accounts receivable, net	1,211	1,134
Prepaids	1,823	445

Total Current Assets	6,654	7,429

TOTAL ASSETS	$6,654	$7,429

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$20,671	$10,679
Accounts payable and accrued expenses-Related parties	22,325	20,530
Note payable-Current maturities	12,000	-
Notes payable-Related parties-Current maturities	72,000	72,000

Total Current Liabilities	126,996	103,209

LONG-TERM LIABILITIES:
Note payable	-	12,000

Total Liabilities	126,996	115,209

STOCKHOLDERS' DEFICIT:
Capital stock, $.001 par value; 50,000,000 shares authorized;
1,676,000 shares issued and outstanding
at March 31, 2012 and December 31, 2011, respectively	1,676	1,676
Additional paid-in capital	38,078	37,328
Accumulated deficit	(160,096)	(146,784)

Total Stockholders' Deficit	(120,342)	(107,780)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$6,654	$7,429

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	March 31,	March 31,
	2012	2011
	(Unaudited)	(Unaudited)

SALES, Net of Returns, Allowances and Discounts	$14,411	$10,143

COST OF SALES	13,832	9,417

GROSS PROFIT	579	726

EXPENSES:
General and administrative expenses	11,797	12,570

TOTAL OPERATING EXPENSES	11,797	12,570

(LOSS) BEFORE OTHER (EXPENSE) AND INCOME TAXES	(11,218)	(11,844)

OTHER (EXPENSE)
Interest expense	(299)	-
Interest expense-Related parties	(1,795)	(1,414)

Total other (expense)	(2,094)	(1,414)

LOSS BEFORE INCOME TAXES	(13,312)	(13,258)

PROVISIONS FOR INCOME TAXES	-	-

NET LOSS	$(13,312)	$(13,258)

BASIC LOSS PER SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING	1,676,000	1,676,000

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	March 31,	March 31,
	2012	2011
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,312)	$(13,258)
Adjustments to reconcile net loss to net cash used
in operating activities:
Contribution of rent expense by a related party	750	750
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	(77)	660
(Increase) in prepaids	(1,378)	(1,372)
Increase in accounts payable and accrued expenses-Related parties	1,795	1,414
Increase/(decrease) in accounts payable and accrued expenses	9,992	(949)

Net cash (used) by operating activities	(2,230)	(12,755)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	13,000

Net cash provided by financing activities	-	13,000

Net increase/(decrease) in cash	(2,230)	245

CASH AT BEGINNING PERIOD	5,850	2,330

CASH AT END OF PERIOD	$3,620	$2,575

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for income taxes	$-	$-

Cash paid for interest expense	$-	$-

NON-CASH TRANSACTION-OPERATING ACTIVITIES

Contribution of accrued interest by a related party	$-	$213

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

CONDENSED NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE A - PRESENTATION

The balance sheets of the Company as of March 31, 2012 and December 31, 2011, the related statements of operations for the three months ended March 31, 2012 and 2011 and the statements of cash flows for the three months ended March 31, 2012 and 2011, (the financial statements) include all adjustments (consisting of normal recurring adjustments) necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the three months ended March 31, 2012 and 2011 are not necessarily indicative of the results of operations for the full year or any other interim period. The information included in this set of financial statements should be read in conjunction with Management's Discussion and Analysis and Financial Statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 2011.

NOTE B - REVENUE RECOGNITION

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.  Revenues are earned from tennis lessons related services.

NOTE C - GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company generated a net loss from its operations in 2011 and 2010.  Additionally, the revenue base of the Company is seasonal and the Company receives a majority of its revenues in the second and third quarters of the calendar year.  It also sustained operating losses in prior years. Additionally, due to the current and prior year net operating loss, the Company currently has a deficit in its stockholders’ equity account.  These factors raise substantial doubt as to its ability to obtain debt and/or equity financing and achieving future profitable operations.

Management intends to raise additional operating funds through equity and/or debt offerings.  However, there can be no assurance management will be successful in its endeavors.  Ultimately, the Company will need to achieve profitable operations in order to continue as a going concern.

There are no assurances that Thermal Tennis Inc. will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support its working capital requirements.  To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Thermal Tennis Inc.  If adequate working capital is not available Thermal Tennis Inc. may be required to curtail its operations.

NOTE D – NOTES PAYABLE-RELATED PARTIES

The Company's related party notes payable, all due currently, consists of the following:
March 31, 2012
Note payable, 10% interest, principle and interest due January 1, 2013	$12,000

NOTE E -- NOTES PAYABLE-RELATED PARTIES

The Company’s related party notes payable, all due currently, consists of the following:
March 31, 2012
Note payable, 10% interest, principle and interest due June 1, 2012(1)	$20,000

Note payable, 10% interest, principle and interest due June 1, 2012(1)(2)	32,000

Note payable, 10% interest, principle and interest due June 1, 2012	20,000

$72,000

(1)	The notes listed above represent credit lines that allow the Company to borrow up to $25,000 on each note to pay the ongoing expenses of the Company.
(2)	The lender made the additional loan above the original terms and conditions of the note without amending the credit line.

NOTE F – RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

NOTE G – INCOME TAXES

Effective January 1, 2007, we adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes). ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. ASC 740-10 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. The application of income tax law is inherently complex. Laws and regulation in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding the income tax exposures. Interpretations and guidance surrounding income tax laws and regulations change over time. As such, changes in the subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of income.

At the adoption date of January 1, 2007, we had no unrecognized tax benefit, which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the three months ended March 31, 2011.

NOTE H – RELATED PARTY TRANSACTIONS

The Company recognized $750 of expense in the three months ended March 31, 2012, which represented the value of the rent associated with the sole officer’s home office.  This amount recognized in the first quarter in the amount of $750 was contributed to additional paid-in capital for the quarter ended March 31, 2012

NOTE I – SUBSEQUENT EVENT

The Company has evaluated subsequent events pursuant to ASC 855 and has determined that there are no reportable subsequent events.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Thermal Tennis, Inc.
Reno, Nevada

We have audited the accompanying balance sheets of Thermal Tennis, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders' deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thermal Tennis, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, and its total liabilities exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 26, 2012

THERMAL TENNIS INC.

BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

ASSETS

	2011	2010
CURRENT ASSETS:
Cash	$5,850	$2,330
Accounts receivable, net	1,134	1,326
Prepaids	445	433

Total Current Assets	7,429	4,089

TOTAL ASSETS	$7,429	$4,089

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$10,679	$18,565
Accounts payable and accrued expenses-Related parties	20,530	14,076
Notes payable-Related Parties-Current maturities	72,000	46,000

Total Current Liabilities	103,209	78,641

LONG-TERM LIABILITIES:
Note payable	12,000	-

Total Liabilities	115,209	78,641

STOCKHOLDERS' DEFICIT:
Capital stock, $.001 par value; 50,000,000 shares authorized;
1,676,000 shares issued and outstanding
at December 31, 2011 and 2010, respectively	1,676	1,676
Additional paid-in capital	37,328	34,116
Accumulated deficit	(146,784)	(110,344)

Total Stockholders' Deficit	(107,780)	(74,552)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$7,429	$4,089

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

SALES, Net of Returns, Allowances and Discounts	$106,396	$92,526

COST OF SALES	98,007	86,312

GROSS PROFIT	8,389	6,214

EXPENSES:
General and administrative expenses	38,110	33,406

TOTAL OPERATING EXPENSES	38,110	33,406

LOSS BEFORE OTHER INCOME/(EXPENSE) AND INCOME TAXES	(29,721)	(27,192)

OTHER INCOME/(EXPENSE)
Interest income	-	1
Interest expense	(53)	-
Interest expense-Related parties	(6,666)	(4,380)

Total other income/(expense)	(6,719)	(4,379)

LOSS BEFORE INCOME TAXES	(36,440)	(31,571)

PROVISIONS FOR INCOME TAXES	-	-

NET LOSS	$(36,440)	$(31,571)

BASIC LOSS PER SHARE	$(0.02)	$(0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING	1,676,000	1,675,753

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Additional
	Capital Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

BALANCE, December 31, 2009	1,672,000	$1,672	$33,120	$(78,773)	$(43,981)

Common stock issued for cash	4,000	4	996	-	1,000

Net loss for the year ended December 31, 2010	-	-	-	(31,571)	(31,571)

BALANCE, December 31, 2010	1,676,000	1,676	34,116	(110,344)	(74,552)

Contribution of rent expense and accrued interest	-	-	3,212	-	3,212

Net loss for the year ended December 31, 2011	-	-	-	(36,440)	(36,440)

BALANCE, December 31, 2011	1,676,000	$1,676	$37,328	$(146,784)	$(107,780)

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(36,440)	$(31,571)
Adjustments to reconcile net loss to net cash (used)/provided in operating activities:
Contribution of rent expense by a related party	3,000	-
Changes in assets and liabilities:
(Increase) in accounts receivable	194	(378)
Decrease in due from officer	-	2,788
(Increase) decrease in prepaids	(12)	35
Increase in accrued expenses-Related parties	6,665
Increase (decrease) in accounts payable and accrued expenses	(7,887)	16,721

Net cash (used) by operating activities	(34,480)	(12,405)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	-	1,000
Increase in notes payable	12,000	-
Increase in notes payable-Related parties	26,000	6,000

Net cash provided by financing activities	38,000	7,000

Net (decrease) in cash	3,520	(5,405)

CASH AT BEGINNING PERIOD	2,330	7,735

CASH AT END OF PERIOD	$5,850	$2,330

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for income taxes	$-	$-

Cash paid for interest expense	$-	$-

NON-CASH TRANSACTION-OPERATING ACTIVITIES:

Contribution of accrued interest by a related party	$212	$-

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 1 – Organization, History and Business Activity

Thermal Tennis Inc. (Company) was founded July 1, 1999 and was organized to engage in the business of namely the development of tennis management programs, tennis training programs, sales of tennis equipment and general services related to tennis.  The Company was incorporated under the laws of the State of Nevada.

NOTE 2 - Significant Accounting Policies

This summary of significant accounting policies of Thermal Tennis Inc. (the “Company”) is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Concentration of Risk

The Company places its cash and temporary cash investments with established financial institutions.

Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company reserved $1,710 and $2,463 as a bad debt reserve for the years ended December 31, 2011 and 2010, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB ASC 820, Fair Value Measurements and Disclosures, Pre Codification SFAS No. 157, “Fair Value Measurements”, which provides a framework for measuring fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices for identical assets and liabilities in active markets;
Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company designates cash equivalents (consisting of money market funds) and investments in securities of publicly traded companies as Level 1. The total amount of the Company’s investment classified as Level 3 is de minimis.

The fair value of the Company’s debt as of December 31, 2011 and 2010, approximated fair value at those times.

Fair value of financial instruments: The carrying amounts of financial instruments, including cash and cash equivalents, short-term investments, accounts payable, accrued expenses and notes payables approximated fair value as of December 31, 2011 and 2010 because of the relative short term nature of these instruments. At December 31, 2011 and 2010, the fair value of the Company’s debt approximates carrying value.

Shares for Services and Other Assets

The Company accounts for stock-based compensation based on the fair value of all option grants or stock issuances made to employees or directors on or after its implementation date, as well as a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the unvested portion of these share-based awards as of such implementation date, to be recognized as an expense, as codified in ASC 718. The Company calculates stock option-based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model.  These amounts are expensed over the respective vesting periods of each award using the straight-line attribution method. Compensation expense is recognized only for those awards that are expected to vest, and as such, amounts have been reduced by estimated forfeitures.

Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.  Revenues are earned from tennis lessons, sales of ball machines and other related services.

 Income Taxes

The Company accounts for income taxes under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Company’s balance sheets in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Changes in the Company’s valuation allowance in a period are recorded through the income tax provision on the consolidated statements of operations.

On January 1, 2007, the Company adopted ASC 740-10 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740-10, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of ASC 740-10, the Company recognized no material adjustment in the liability for unrecognized income tax benefits.

Segments

The Company operates in only one business segment, namely the development of tennis management programs, tennis training programs, sales of tennis equipment and general services related to tennis.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

The basic net loss per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the period ended December 31, 2011 and 2010, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Recent Accounting Pronouncements

In April 2011, the FASB issued an accounting pronouncement which clarifies when a loan modification or restructuring is considered a troubled debt restructuring. The new pronouncement also requires new disclosures relating to troubled debt restructurings (“TDRs”). The guidance is effective for the first interim period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. For purposes of measuring impairment on newly-considered impaired receivables an entity should apply the guidance prospectively. The adoption of this pronouncement did not have a material impact on Thermal’s financial condition and results of operations.

In May 2011, the FASB issued an accounting pronouncement which amends the fair value measurement and disclosure requirements to achieve common disclosure requirements between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The accounting pronouncement requires certain disclosures about transfers between level 1 and level 2 of the fair value hierarchy, sensitivity of fair value measurements categorized within Level 3 of the fair value hierarchy, and categorization by level of items that are reported at cost but are required to be disclosed at fair value. The disclosures are to be applied prospectively effective in the first interim and annual periods beginning after December 15, 2011. The adoption of this pronouncement is not expected to have a material impact on Thermal’s financial statements.

In June 2011, the FASB issued an accounting pronouncement that requires all non-owner changes in stockholders’ equity to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The pronouncement should be applied retrospectively effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The adoption of this pronouncement is not expected to have a material impact on Thermal’s financial statements.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement to simplify how an entity tests goodwill for impairment by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Under previous guidance an entity was required to test goodwill for impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value was less than its carrying amount, then the second step of the test was performed to measure the amount of the impairment loss. Under the new accounting pronouncement an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The pronouncement is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this pronouncement is not expected to have a material impact on Thermal’s financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact our financial position or results of operations.

Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present financial statements.

NOTE   3 – Financial Condition and Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company generated a net loss from its operations in 2011, the Company has a Accumulated Deficit, and a Stockholders’ Deficit.  These factors raise substantial doubt as to its ability to obtain debt and/or equity financing and achieving future profitable operations.

Management intends to raise additional operating funds through equity and/or debt offerings.  However, there can be no assurance management will be successful in its endeavors.  Ultimately, the Company will need to achieve profitable operations in order to continue as a going concern.

There are no assurances that Thermal Tennis Inc. will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support its working capital requirements.  To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Thermal Tennis Inc..  If adequate working capital is not available Thermal Tennis Inc. may be required to curtail its operations.

NOTE 4 – Income Taxes

Effective January 1, 2007, we adopted the provisions of ASC 740-10 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. ASC 740-10 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. The application of income tax law is inherently complex. Laws and regulation in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding the income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time.  As such, changes in the subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of income.

At the adoption date of January 1, 2007, we had no unrecognized tax benefit, which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the year ended December 31, 2011.

We classify interest and penalties arising from the underpayment of income taxes in the statement of income under general and administrative expenses. As of December 31, 2011, we had no accrued interest or penalties related to uncertain tax positions. The tax years 2008-2011 federal returns remain open to examination.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The provision (benefit) for income taxes for the year ended December 31, 2011 and 2010 consists of the following:

	2011	2010
Federal:
Current	$-	$-
Deferred	-	-

State:
Current	-	-
Deferred	-	-

	$-	$-

Net deferred tax assets consist of the following components as of December 31, 2011 and 2010:

	2011	2010

Deferred tax assets:
Accrued expenses	$6,980	$4,714
Operating Loss	46,840	34,804
Reserve for bad debts	581	837
Deferred tax liabilities:	-	-

Valuation allowance	(51,401)	(40,355)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate of 34% to pretax income from continuing operations of the years ended December 31, 2011 and 2010 due to the following:

	2011	2010

Book (Loss)	$(12,390)	$(10,734)
Related party accrual	2,267	-
Meals & Entertainment	-	77
Allowance for doubtful accounts	(256)	-
Valuation allowance	10,379	10,657

Income Tax Expense	$-	$-

NOTE 5 – Note Payable

The Company’s notes payable consists of the following:

	December 31,
	2011	2010
Note payable, due to an individual, 10% interest, principle and interest due January 1, 2013	$12,000	$-
	12,000	-
Less current portion	(-)	(-)

	$12,000	$-

Future maturities of long-term debt are as follows:

Years Ending December 31:

2012	$-
2013	12,000
$12,000

NOTE 6 – Notes Payable-Related Parties

The Company’s notes payable consists of the following:

	December 31,
	2011	2010
Note payable, due to an individual, 10% interest, principle and interest due June 1, 2012(1)	$20,000	$20,000
Notes payable, due to an individual, 10% interest, principle and interest due June 1, 2012(1)(2)	32,000	20,000
Notes payable, due to an individual, 10% interest, principle and interest due June 1, 2012	20,000	6,000
	72,000	46,000
Less current portion	(72,000)	(46,000)

	$-	$-

Future maturities of long-term debt are as follows:

Years Ending December 31:

2012	$72,000

(1)	The notes listed above represent credit lines that allow the Company to borrow up to $25,000 on each note to pay the ongoing expenses of the company.
(2)	The lender made the additional loan above the original terms and conditions of the note without amending the credit line.

NOTE 7 - Related Party Transactions

The Company recognized $3,000 of expense in 2011 and 2010, which represented the value of the rent associated with the sole officer’s home office

The President provided certain contract services in 2011 and 2010 and was paid $5,578 and $6,293 for these services, respectively.

The Company accrued interest expense on the notes listed in Note 6 in the amount of $6,666 and $4,380 for the years ended December 31, 2011 and 2010, respectively.  The total interest owed at December 31, 2011 on the related party notes amounts to $20,530.

A major shareholder of the Company loaned in the quarter ended March 31, 2011, as described in Note 6 under notes payable-related parties, $12,000 that is due June 1, 2012 with interest at 10%.

The President of the Company loaned in the quarter ended March 31, 2011, as described in Note 6 under notes payable-related parties, $1,000 that is due June 1, 2012 with interest at 10%.

The President of the Company loaned in the quarter ended June 30, 2011, as described in Note 6 under notes payable-related parties, $9,000 that is due June 1, 2012 with interest at 10%.

The President of the Company loaned in the quarter ended September 30, 2011, as described in Note 6 under notes payable-related parties, $4,000 that is due June 1, 2012 with interest at 10%.

NOTE 8 – Subsequent Events

The Company has evaluated subsequent events pursuant to ASC Topic 855 and has determined that there are no events to disclose.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial disclosure.

There have been no changes in nor disagreements with accountants on accounting and financial disclosure.

Item 15.  Financial Statements and Exhibits.

Financial Statements

Financial Statements for the Quarters Ended March 31, 2012 and 2011 and for the Years Ended December 31, 2011 and 2010

Exhibit No.	Exhibit Name
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
10.1	Tennis Operations Agreement (2)
10.2	Loan Documents with Jeff W. Holmes (2)
10.3	Loan Documents with Ascendiant Capital (2)
10.4	Loan Documents with Robert R. Deller (2)
10.5	Agreement with Reno High School (3)

(1) Filed with the original Form 10 filing on August 12, 2011.
(2) Filed with Amendment No. 1 to the Form 10 on April 13, 2012.
(3) Filed with Amendment No. 2 to the Form 10 on May 24, 2012

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THERMAL TENNIS INC.

/s/  Robert R. Deller
_____________________________________
Robert R. Deller, Chief Executive Officer

Date: June 13 , 2012